Exhibit 99.1
CONSENT OF DIRECTOR ELECT
I hereby consent to being named in the Registration Statement on Form S-1 of Kips Bay Medical, Inc., a Delaware corporation (“Kips Bay”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director elect of Kips Bay, with my election becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.
Dated: April 7, 2010

/s/ Michael Winegar
Michael Winegar